CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement"), is effective as of this 5th day of October, 2004, between: Phoenix Holdings, LLC (the "Consultant"), with an address at ________________________
_________________________________________________________________________ and
Walker Financial Corporation, ("Company"), with offices at 990 Stewart Avenue, Suite 60A, Garden City, NY 11530

                                   WITNESSETH

WHEREAS, the Company requires and will continue to require consulting services relating to management advisement, strategic planning and marketing in connection with its business, together with advisory and consulting related to shareholder management and public relations; and

WHEREAS, Consultant is qualified to provide the Company with the aforementioned consulting services and is desirous to perform such services for the Company; and

WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company and wishes to contract with the Consultant regarding the same believing it to be in its best interest,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.       APPOINTMENT.

The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

2.       TERM.

The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on October 4, 2005, unless earlier terminated in accordance with paragraph 9 herein or extended as agreed to between the parties.

3.       SERVICES.

During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition. The services of Consultant shall not be exclusive nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Company or its projects. The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultant. Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice.

Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

(a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, general resources, products and services; and

(b) Advise the Company relative to its operational needs, relating specifically to past and future corporate transactional and mergers and acquisitions matters.

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(c) Advise the Company in relation to shareholder management and public relations. Consultant shall be available for advice and counsel to the officers and directors of the Company at such reasonable and convenient times and places as may be mutually agreed upon. Except as foresaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by Consultant to any specific service, shall be determined at the sole discretion of Consultant. It is agreed that all the information and materials produced for the Company shall be the property of Consultant, free and clear of all claims thereto by the Company, and the Company shall retain no claims of authorship therein.

4.       DUTIES OF THE COMPANY.

The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

5.       COMPENSATION.

Upon execution of this Agreement and in settlement for its services hereunder, Consultant shall receive $ 2,500.00 per month for the Term of this Agreement and the following securities (the "Securities") 500,000 shares of the Company's common stock. The Company covenants and agrees to use its best efforts to cause the shares to be registered under the Securities Act of 1933. The Company further covenants and agrees that within 15 days of the effectiveness of such registration it will execute a written request to its transfer agent to prepare and deliver, per Consultant's instructions, one or more stock certificates for the Company's shares of common stock, in a freely tradable, non legend form.


6.       REPRESENTATION AND INDEMNIFICATION.

The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. The Company agrees to indemnify, hold harmless and defend Consultant, its agents or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by the Company to Consultant. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

7.       COMPLIANCE WITH SECURITIES LAWS.

The Company understands that any and all compensation outlined in Section 5 shall be paid solely and exclusively as consideration for the aforementioned consulting efforts made by Consultant on behalf of the Company as an independent contractor. Consultant is a natural person. Any monies transferred to Company by Consultant herein is not made with the intent to raise capital or to provide the Company with capital. Consultant has been engaged to provide the Company with traditional business, management, technical and operational consulting, and related business services. Consultant's engagement does not involve the promotion or marketing of the Company's securities (including it's common stock), nor does it involve raising money for the Company.

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8.       CONFIDENTIALITY

Consultant will not disclose, without the consent of the Company, any financial or business information concerning the business, affairs and plans of the Company which Consultant may receive from the Company, provided such information is plainly marked in writing by the Company as being confidential (the Confidential Information). Consultant will not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information, or (ii) Consultant is required to disclose the Confidential Information pursuant to a subpoena or other judicial order.

9.       MISCELLANEOUS.

Termination: This Agreement shall be terminated immediately upon written notice for material breach of this Agreement. Upon termination, and fees or expenses due to Consultant shall become immediately payable. If terminated by Consultant, Consultant shall return an amount of compensation received (including the Securities) determined by multiplying the amount of compensation received by a fraction the numerator being the amount of months the contract was effective for prior to termination and the denominator being 12.

Modification: This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

Waiver: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

Assignment: The Agreement is not assignable by either party unless agreed in writing.

Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Nassau County, NY. The interpretation and the enforcement of this Agreement shall be governed by New York Law as applied to residents of the State of New York relating to contracts executed in and to be performed solely within the State of New York. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

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IN WITNESS WHEREOF, this Consulting Agreement has been executed by the
Parties as of the date first above written.

For and on behalf of
Walker Financial Corporation                         Phoenix Holdings, LLC.


/s/ Mitchell Segal                                   /s/ Ro DePetrillo
------------------                                   -----------------
Mitchell Segal                                       Ro DePetrillo
President &
Chief Executive Officer

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